IMMEDIATE RELEASE

                                     REVISED

SHAREHOLDERS OF CENTRAL POWER AND LIGHT COMPANY APPROVE ARTICLES AMENDMENT AT SPECIAL MEETING

Central Power and Light Company (CPL) announced on April 7, 1997 the results of its proxy solicitation of preferred and common shareholders of CPL at a special meeting of shareholders held at CPL's offices in Corpus Christi, Texas on April 7, 1997.

At the special meeting, the shareholders of CPL approved and adopted an amendment to the company's Restated Articles of Incorporation to eliminate a provision restricting the amount of unsecured debt issuable by CPL. Shareholders who own more than 70% of the outstanding preferred shares of CPL voted in favor of the amendment, which is more than the two-thirds majority of outstanding shares needed for approval. All of the outstanding shares of common stock of CPL, which are owned by Central and South West Corporation, a Dallas based public utility holding company and parent of CPL, were voted in favor of the amendment.

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Media contact:  Larry Jones,  senior communications  consultant for Central and
South West Corporation,  214 683-3703

Financial  community  contact:  Becky Hall,  director of investor  relations for
Central  and  South  West  Corporation,   214  777-1277.

Internet inquiries:  corpcom@csw.com